EXHIBIT 16.1

April 3, 2014

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies & Gentlemen:

We have read the statements of Cimetrix, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated April 1, 2014 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ & Associates, LLC
HJ & Associates, LLC